EXHIBIT 99.275

Protecting Yourself in the Competitive Market Do's & Don'ts

Price Capped Portfolio Demand Bids The Key to Protecting Yourself in the Energy Auction Many Participants are submitting Portfolio Demand Bids that could result in purchasing energy at a price of $2,500 were a supply shortage to occur. $ MW 40 2500 Bid Qty DO: Submit a Demand Portfolio Bid with a Price Cap DON'T: Be a Price Taker $ MW 2500 Bid Qty

Adjustment Bids The Key to Protecting Yourself in the Congestion Market * Neglecting to submit adjustment bids may cost your company hundreds of dollars per MWh. Sellers may be forced to pay to deliver energy if you do not submit adjustment bids. Buyers may be forced to pay very high prices to receive energy if you do not submit adjustment bids. * Congestion Market refers to the ISO Congestive Management process in which the ISO uses adjustment bids to modify initial preferred schedules (IPS).

Adjustment Bids The Key to Protecting Yourself in the Congestion Market Sellers Adjustment bids should be viewed as both an opportunity for suppliers, when the price increases, and a way to protect yourself when the price decreases. Supply side adjustment bids allow you to: indicate your willingness to supply more energy if the MCP goes up indicate your wish to supply less energy if the MCP goes down The Auction Price can change to as little as $0, or even negative values, or possibly increase hundreds of dollars above the auction MCP in the congestion market, and you will have to accept the new price if you do not protect yourself with Adjustment bids.

Adjustment Bids The Key to Protecting Yourself in the Congestion Market Buyers Adjustment bids should be viewed as a way to protect yourself against a price increase. Demand side adjustment bids allow you to: indicate your desire to purchase less energy if the MCP goes up

Supply Side If you do not submit a decremental adjustment bid, you are effectively saying that you are willing to pay infinity to produce that energy. Fortunately, infinity is capped. Unfortunately, the cap could be as high as hundreds of dollars per MWh. The ISO will reduce PX schedules pro-rata with other SCs when it does not have enough adjustment bids to manage congestion. When this happens, the PX price can become very low in some locations; so low in fact, that it is equivalent to a negative price of hundreds of dollars per MWh.

Supply Side $ MW Auction MCP IPS Qty from Auction DO: Submit a decremental adjustment bid that goes to 0 MW DON'T: Expose yourself to negative prices for energy that you thought you sold at a positive price in the energy auction, by not submitting a decremental energy bid.

Supply Side DO: Submit an incremental adjustment bid that goes to PMAX. Indicate your willingness to sell more if the MCP goes up. DON'T: Expose yourself to being required to supply more energy at a price that could be less than your cost to produce it. $ MW Uncongested MCP IPS PMAX The ISO will, under certain circumstances, increase your supply schedules (IPS) up to the registered PMAX value of your resource even if you did not offer an incremental adjustment bid. When this happens, the PX must assume your incremental bid is the higher of the uncongested MCP or the last step in your incremental adjustment bid, for the additional supply.

Demand Side If you do not submit a decremental adjustment bid, you are effectively saying that you are willing to pay infinity to use energy. As before, although infinity is capped, it could go as high as hundreds of dollars per MWh. Remember, a demand schedule that is decremented in Day-Ahead, may be replaced in the real-time market. The ISO does not accept incremental demand adjustment bids. The circumstances previously described that can lead to a very low price, can also lead to a very high price in some locations; possibly hundreds of dollars per MWh.

Demand Side DO: Submit a decremental adjustment bid that goes to 0 MW. DON'T: Expose yourself to extremely high prices for energy you thought you bought at a reasonable price in the energy auction. $ MW Auction MCP IPS Qty from Auction PMAX

Adjustment Bid Practice For both buyers & sellers, setting your auction portfolio bid and your adjustment bid at your marginal value of use or production of energy is a good practice. Even for buyers and sellers with a fixed price bi-lateral contracts that are using the PX as their Scheduling Coordinator for delivery, this is a sound practice. It allows a buyer to resell the contracted quantity if the auction price is higher than the buyers own value of use. It allows a seller to buy replacement energy for an increased profit if the auction price is less than the sellers own production cost. It allows you to avoid paying a high ISO congestion fee if you have other options or prefer to take your chances with the real-time market.

Conclusion Indicating price sensitivity in the energy auction is extremely important, especially for buyers. Adjustment bids are extremely important for buyers and sellers in the congestion market. Without adjustment bids you are exposed to very high penalty charges set by the ISO when there is congestion.